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                                                                                                Exhibit 12

                      Frontier Communications Corporation
             Statements of the Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)
                                  (Unaudited)
                                                                                Years Ended December 31,
                                                         ------------------------------------------------------------------------
                                                              2008          2007          2006            2005          2004
                                                         ---------------  -----------  ------------   -------------  ------------
Pre-tax income from continuing operations before
dividends on convertible preferred securities, and
cumulative effect of changes in accounting principle          $ 289,156    $ 342,668     $ 390,487       $ 263,212     $  61,311

(Income) or loss from equity investees                           (4,667)      (4,655)          136             (91)       (1,267)
                                                         ---------------  -----------  ------------   -------------  ------------

Pre-tax income from continuing operations before
    (income) or loss from equity investees                      284,489      338,013       390,623         263,121        60,044

Fixed charges                                                   373,516      391,409       343,954         346,531       386,372

Distributed income of equity investees                            3,935        4,064             -             818           558

Interest capitalized                                             (2,796)      (2,857)       (2,081)         (2,176)       (2,278)

Preference security dividend requirements of
    consolidated subsidiaries                                      (214)        (246)         (642)         (2,008)       (8,718)
                                                         ---------------  -----------  ------------   -------------  ------------

Total earnings                                                $ 658,930    $ 730,383     $ 731,854       $ 606,286     $ 435,978
                                                         ---------------  -----------  ------------   -------------  ------------

Ratio of earnings to fixed charges                                 1.76         1.87          2.13            1.75          1.13
                                                         ===============  ===========  ============   =============  ============
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NOTE: The above  calculation  was performed in accordance  with  Regulation
      S-K 229.503(d) Ratio of earnings to fixed charges.